ACQUISITION AGREEMENT AND PLAN OF MERGER

DATED AS OF May 2, 2011

BY AND AMONG

HIGHLAND BUSINESS SERVICES, INC. (HGLB), a Nevada corporation,

HIGHLAND SUB CO, (“HBS”), a Nevada corporation

AND

RITEWIRE, INC. (“RITEWIRE”), a Nevada corporation

TABLE OF CONTENTS

ARTICLE 1. The Merger 1
Section 1.1.                      The Merger 1
Section 1.2.                      Effective Time 1
Section 1.3.                      Closing of the Merger 2
Section 1.4.                      Effects of the Merger 2
Section 1.5.                      Articles of Incorporation; Bylaws 2
Section 1.6.                      Board of Directors and Officers 2
Section 1.7.                      Conversion of Shares 2
Section 1.8.                      Exchange of Certificates 3
Section 1.9.                      Stock Options 5
Section 1.10.                    Warrants 5
Section 1.11.                    Taking of Necessary Action; Further Action 5

ARTICLE 2. Representations and Warranties of HGLB 5
Section 2.1.                      Organization and Qualification 5
Section 2.2.                      Capitalization of HGLB 6
Section 2.3.                      Authority Relative to this Agreement; Recommendation. 7
Section 2.4.                      SEC Reports; Financial Statements 7
Section 2.5.                      Information Supplied 8
Section 2.6.                      Consents and Approvals; No Violations 8
Section 2.7.                      No Default 9
Section 2.8.                      No Undisclosed Liabilities; Absence of Changes 9
Section 2.9.                      Litigation 9
Section 2.10.                    Compliance with Applicable Law 10
Section 2.11.                    Employee Benefit Plans; Labor Matters 10
Section 2.12.                    Environmental Laws and Regulations 11
Section 2.13.                    Tax Matters 12
Section 2.14.                    Title To Property 12
Section 2.15.                    Intellectual Property 13

Section 2.16.                      Insurance 13
Section 2.17.                      Vote Required 13
Section 2.18.                      Tax Treatment 13
Section 2.19.                      Affiliates 13
Section 2.20.                      Certain Business Practices 13
Section 2.21.                      Insider Interests 14
Section 2.22.                      Opinion of Financial Adviser 14
Section 2.23.                      Brokers 14
Section 2.24.                      Disclosure 14
Section 2.25.                      No Existing Discussion 14
Section 2.26.                      Material Contracts 14

ARTICLE 3. Representations and Warranties of RITEWIRE. 15
Section 3.1.                      Organization and Qualification 15
Section 3.2.                      Capitalization of RITEWIRE 16
Section 3.3.                      Authority Relative to this Agreement; Recommendation 16
Section 3.4.                      SEC Reports; Financial Statements 17
Section 3.5.                      Information Supplied 17
Section 3.6.                      Consents and Approvals; No Violations 17
Section 3.7.                      No Default 17
Section 3.8                      No Undisclosed Liabilities; Absence of Changes 18
Section 3.9.                     Litigation 18
Section 3.10.                   Compliance with Applicable Law 18
Section 3.11.                   Employee Benefit Plans; Labor Matters 19
Section 3.12.                   Environmental Laws and Regulations 20
Section 3.13.                   Tax Matters 20
Section 3.14.                   Title to Property 21
Section 3.15.                   Intellectual Property 21
Section 3.16.                   Insurance 21
Section 3.17.                   Vote Required 22
Section 3.18.                   Tax Treatment 22
Section 3.19.                   Affiliates 22
Section 3.20.                   Certain Business Practices 22
Section 3.21.                   Insider Interests 22
Section 3.22.                   Opinion of Financial Adviser 22
Section 3.23.                   Brokers 22
Section 3.24.                   Disclosure 22
Section 3.25.                   No Existing Discussions 22
Section 3.26.                   Material Contracts 23

ARTICLE 4. Covenants 23
Section 4.1.                      Conduct of Business of HGLB 23
Section 4.2.                      Conduct of Business of RITEWIRE 25
Section 4.3.                      Preparation of 8-K 27
Section 4.4.                      Other Potential Acquirers 27

Section 4.5.                      Meetings of Stockholders 27
Section 4.6.                      FINRA OTC:BB Listing 28
Section 4.7.                      Access to Information 28
Section 4.8.                      Additional Agreements; Reasonable Efforts. 28
Section 4.9.                      Employee Benefits; Stock Option and Employee Purchase Plans 29
Section 4.10.                    Public Announcements 29
Section 4.11.                    Indemnification 29
Section 4.12.                    Notification of Certain Matters 30

ARTICLE 5. Conditions to Consummation of the Merger 30
Section 5.1.                      Conditions to Each Party’s Obligations to Effect the Merger 31
Section 5.2.                      Conditions to the Obligations of HGLB and HBS 31
Section 5.3.                      Conditions to the Obligations of RITEWIRE 32

ARTICLE 6. Termination; Amendment; Waiver 32
Section 6.1.                      Termination 32
Section 6.2.                      Effect of Termination 33
Section 6.3.                      Fees and Expenses 33
Section 6.4.                      Amendment 33
Section 6.5.                      Extension; Waiver 34

ARTICLE 7. Miscellaneous 34
Section 7.1.                      Non-survival of Representations and Warranties 34
Section 7.2.                      Entire Agreement; Assignment 34
Section 7.3.                      Validity 34
Section 7.4.                      Notices 34
Section 7.5.                      Governing Law 35
Section 7.6.                      Descriptive Headings 35
Section 7.7.                      Parties in Interest 35
Section 7.8.                      Certain Definitions 35
Section 7.9.                      Personal Liability 36
Section 7.10.                    Specific Performance 36
Section 7.11.                    Counterparts 36
Section 7.12.                    Conflict Waiver 36

Signatures                              37

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of May 2, 2011, is by and among Highland Business Services, Inc., a Nevada corporation (“HGLB”), HBS Sub Co, a Nevada corporation and wholly owned subsidiary of HGLB (“HBS”) and RiteWire, Inc., a Nevada corporation (“RITEWIRE”), HBS and RITEWIRE being the constituent entities in the Merger.

Whereas, the Boards of Directors of HGLB, HBS and RITEWIRE each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

Whereas, this Agreement constitutes the entire, final and complete agreement between HGLB, HBS, and RITEWIRE and supersedes and replaces all prior or existing written and oral agreements, between HGLB, HBS, and RITEWIRE with respect to the subject matter hereof;

Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

Whereas, HGLB, HBS and RITEWIRE desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, HGLB, HBS and RITEWIRE hereby agree as follows:

ARTICLE I

The Merger

Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Nevada (the “NGCL”), HBS shall be merged with and into RITEWIRE (the “Merger”). Following the Merger, RITEWIRE shall continue as the surviving corporation (the “Surviving Corporation”), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of HBS shall cease. RITEWIRE shall continue its existence as a wholly owned subsidiary of HGLB.  The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock referenced herein.

Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the “Merger Certificate”) shall be duly executed and acknowledged by each of RITEWIRE, HBS and HGLB, and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Nevada for filing pursuant to the NGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective on May 25, 2011, as set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the “Effective Time”).

Section 1.3. Closing of the Merger. The closing of the Merger (the “Closing”) will take place on May 25, 2011 upon satisfaction of the conditions set forth in Article 5 (the “Closing Date”), at the offices of Stoecklein Law Group, 402 West Broadway, Suite 690, San Diego, California 92101, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers of HBS shall vest in the Surviving Corporation, and all debts, liabilities and duties of HBS shall become the debts, liabilities and duties of the Surviving Corporation. Concurrently, RITEWIRE shall remain a wholly owned subsidiary of HGLB.

Section 1.5. Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of RITEWIRE in the respective forms delivered by RITEWIRE to HGLB prior to the date of this Agreement will remain in full force and effect and will be the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 1.6. Board of Directors and Officers.

(a) Board of Directors of HBS. At or prior to the Effective Time, HGLB agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of HBS to be one (1) person and (ii) to cause Wright Thurston,  (the “HGLB Designee”) to be elected as the sole director of HBS.

(b) Board of Directors of RITEWIRE. At or prior to the Effective Time, each of RITEWIRE and HGLB agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of RITEWIRE to be two (2) persons and (ii) to cause Rod Place (the “RITEWIRE Designee”) to be elected as a director of RITEWIRE. If the RITEWIRE Designee shall decline or be unable to serve as a director prior to the Effective Time, RITEWIRE shall nominate another person to serve in such person’s stead, which such person shall be subject to approval of the other party. From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, Rod Place shall be Chief Executive Officer, President, Secretary and Treasurer of the Surviving Corporation. Additionally, prior to the Effective Time, Wright Thurston (“Thurston”), the existing Chief Executive Officer, and director of HGLB, shall be nominated to the board of directors of RITEWIRE.

Section 1.7. Conversion of Shares.

(a) At the Effective Time, each share of common stock, par value $.001 per share of RITEWIRE (individually a "RITEWIRE Share" and collectively, the "RITEWIRE Shares")

issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of RITEWIRE, HGLB, or the holder thereof, be converted into and shall become fully paid and non-assessable HGLB common shares determined by dividing (i) Forty Thousand (40,000) the RITEWIRE Shares, by (ii) Four Hundred Fifty Thousand (450,000), the Exchange Shares. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of RITEWIRE Common Stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or similar transaction, the number of shares of HGLB Common Stock into which each share of RITEWIRE Common Stock will be converted as a result of the Merger will be adjusted appropriately.

(b)  RITEWIRE hereby acknowledges that (i) the HGLB Shares have not been and will not be registered under the Securities Act of 1933 (“1933 Act”) or under the securities laws of any state and, therefore, the HGLB Shares cannot be resold unless they are subsequently registered under said laws or exemptions from such registrations as are available; and (ii) the transferability of the Shares is restricted and that a legend shall be placed on the certificates representing the securities substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION SATISFACTORY TO THE ISSUER AND ITS COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

(c) At the Effective Time, each RITEWIRE Share held in the treasury of RITEWIRE, by RITEWIRE immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of RITEWIRE, HBS or HGLB be canceled, retired and cease to exist and no payment shall be made with respect thereto.

Section 1.8. Exchange of Certificates.

(a) Prior to the Effective Time, HGLB shall enter into an agreement with, and shall deposit with, Stoecklein Law Group or such other agent or agents as may be satisfactory to HGLB and RITEWIRE (the “Exchange Agent”), for the benefit of the holders of RITEWIRE Shares, for exchange through the Exchange Agent in accordance with this Article I: (i) certificates representing the appropriate number of HGLB Shares to be issued to holders of RITEWIRE Shares issuable pursuant to Section 1.7 in exchange for outstanding RITEWIRE Shares.

 (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the

Effective Time represented outstanding RITEWIRE Shares (the “Certificates”) whose shares were converted into the right to receive HGLB Shares pursuant to Section 1.7, less the shares held pursuant to this Section 1.8(c): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as RITEWIRE and HGLB may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing HGLB Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of whole HGLB Shares and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of RITEWIRE Shares which are not registered in the transfer records of RITEWIRE, a certificate representing the proper number of HGLB Shares may be issued to a transferee if the Certificate representing such RITEWIRE Shares is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent or HGLB to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing HGLB Shares as contemplated by this Section 1.8.

(c) Of the 450,000 shares to be issued pursuant to Section 1.7, Fifty Thousand (50,000) HGLB Shares shall be released pro rata to the holders of the RITEWIRE Shares on November 30, 2011, and Four Hundred Thousand (400,000) HGLB Shares shall be released when RITEWIRE achieves annual gross profit (“Gross Profit”), (Gross Profit being gross revenues less cost of revenues, cost of sales, or cost of goods sold) of Two Million five hundred thousand ($2,500,000) dollars during any twelve consecutive months. In the event that the Gross Profit as defined herein has not been achieved by the end of the fifth anniversary following the date of the closing of this transaction, then in that event, the 400,000 HGLB Shares shall be returned to HGLB and cancelled.

(d) No dividends or other distributions declared or made after the Effective Time with respect to HGLB Shares with a record date after the Effective Time shall be paid to the holder of any un-surrendered Certificate with respect to the HGLB Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate.

(e) In the event that any Certificate for RITEWIRE Shares or HGLB Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefore, upon the making of an affidavit of that fact by the holder thereof such HGLB Shares and cash in lieu of fractional HGLB Shares, if any, as may be required pursuant to this Agreement; provided, however, that HGLB or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

(f) All HGLB Shares issued upon the surrender for exchange of RITEWIRE Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such RITEWIRE Shares. There shall be no further registration of transfers on the stock transfer books of either of RITEWIRE or HGLB of the RITEWIRE Shares or HGLB

Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to HGLB for any reason, they shall be canceled and exchanged as provided in this Article I.

(g) No fractional HGLB Shares shall be issued in the Merger, but in lieu thereof each holder of RITEWIRE Shares otherwise entitled to a fractional HGLB Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an additional share to round up to the nearest round number of shares.

Section 1.9. Stock Options. At the Effective Time, each outstanding option to purchase RITEWIRE Shares, if any (a “RITEWIRE Stock Option” or collectively, “RITEWIRE Stock Options”) issued pursuant to any RITEWIRE Stock Option Plan or RITEWIRE Long Term Incentive Plan whether vested or unvested, shall be cancelled.

Section 1.10. Warrants. At the Effective Time, each outstanding warrant to purchase RITEWIRE Shares, if any (a “RITEWIRE Warrant” or collectively, “RITEWIRE Warrants”) issued and pursuant to any RITEWIRE Warrant Agreement as disclosed in Schedule 3.2 shall convert to the right to receive replacement HGLB Warrants, adjusted to reflect the proportionate reduction in number of shares as set forth in section 1.7 above. The Exercise Price per Warrant Share in effect at the time of the record date for the determination of Stockholders entitled to receive shares pursuant to section 1.7 shall be adjusted so that it shall equal the price determined by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action.  Such adjustment shall be made successively whenever any event listed above shall occur and shall become effective at the close of business on such record date or at the close of business on the date immediately preceding such effective date, as applicable.

Section 1.11. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, RITEWIRE or HGLB reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest HGLB with full right, title and possession to all assets, property, rights, privileges, powers and franchises of RITEWIRE, the officers and directors of HGLB and RITEWIRE are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

ARTICLE 2

Representations and Warranties of HGLB

Except as set forth on the Disclosure Schedule delivered by HGLB and HBS to RITEWIRE (the “HGLB Disclosure Schedule”), HGLB and HBS hereby represent and warrant to RITEWIRE as follows:

Section 2.1. Organization and Qualification.

(a) Each of HGLB and HBS is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on HGLB. When used in connection with HGLB, the term “Material Adverse Effect” means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of HGLB, other than any change or effect arising out of general economic conditions unrelated to any business in which HGLB is engaged, or (ii) that may impair the ability of HGLB to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) HGLB has heretofore delivered to RITEWIRE accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of HGLB. Except as set forth on Schedule 2.1 of the HGLB Disclosure Schedule, HGLB is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on HGLB.

Section 2.2. Capitalization of HGLB.

(a) The authorized capital stock of HGLB consists of: (i) Four Hundred and Fifty Million (450,000,000) HGLB Common Shares, par value $0.001 per share, of which, as of May 2, 2011, approximately 24,676,600  HGLB Shares were issued and outstanding; and (ii) no (-0-) HGLB Preferred Shared, par value $0.001 per share, were authorized, of which no Preferred Shares were issued. The authorized capital stock of HBS consists of Ten Thousand (10,000) shares of common stock ("HBS Shares"), of which, as of the date of this Agreement, 1,000 shares were issued and outstanding.  All of the outstanding HGLB Shares and HBS Shares have been duly authorized and validly issued, and are fully paid, non-assessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of HGLB or HBS, (ii) securities of HGLB convertible into or exchangeable for shares of capital stock or voting securities of HGLB or HBS, (iii) options or other rights to acquire from HGLB or HBS and, except as described in the HGLB SEC Reports (as defined below), no obligations of HGLB or HBS to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of HGLB or HBS, and (iv) equity equivalents, interests in the ownership or earnings of HGLB or HBS or other similar rights (collectively, “HGLB Securities”). As of the date hereof, except as set forth on Schedule 2.2(a) of the HGLB Disclosure Schedule there are no outstanding obligations of HGLB or its subsidiaries to repurchase, redeem or otherwise acquire any HGLB Securities or stockholder agreements, voting trusts or other agreements or understandings to which HGLB is a party or by which it is bound relating to the voting or registration of any shares of capital stock of HGLB. For purposes of this Agreement, ‘‘Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(b) The HGLB Shares constitute the only class of equity securities of HGLB registered under the Exchange Act.

(c) Other than its 100% ownership of HBS, HGLB does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

Section 2.3. Authority Relative to this Agreement; Recommendation.

(a) HGLB and HBS have all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of HGLB (the “HGLB Board”) and the Board of Directors of HBS and no other corporate proceedings on the part of HGLB or HBS are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 2.3(b) and Section 2.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding HBS Shares. This Agreement has been duly and validly executed and delivered by HGLB and HBS and constitutes a valid, legal and binding agreement of HGLB and HBS, enforceable against HGLB and HBS in accordance with its terms.

(b) The HGLB Board has resolved to recommend that HGLB, the sole stockholder of HBS, approve and adopt this Agreement. Additionally, the Board has resolved to recommend that HBS stockholders approve and adopt this Agreement, and the actions required to be taken to effectuate the terms and conditions set forth in this Agreement.

Section 2.4. SEC Reports; Financial Statements.

(a) HGLB has filed all required forms, reports and documents with the Securities and Exchange Commission (the “SEC”) from the Company’s inception through the period ended February 28, 2011, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act (and the rules and regulations promulgated there under, respectively), each as in effect on the dates such forms, reports and documents were filed. HGLB has heretofore delivered or promptly will deliver prior to the Effective Date to RITEWIRE, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Report on Form 10-K for the year ended September 30, 2010, (ii) its Quarterly Report on Form 10-Q for the period ended February 28, 2011, (iii) all definitive proxy statements relating to HGLB’s meetings of stockholders (whether annual or special) held since December 31, 2009, if any, and (iv) all other reports or registration statements filed by HGLB with the SEC since December 31, 2009.  None of such HGLB SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of HGLB included in the HGLB SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of HGLB as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the HGLB SEC Reports have been so filed.

(b) HGLB has heretofore made available or promptly will make available to RITEWIRE a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by HGLB with the SEC pursuant to the Exchange Act.

Section 2.5. Information Supplied. None of the information supplied or to be supplied by HGLB for inclusion or incorporation by reference in connection with the Merger will at the date filed with the SEC and made available to stockholders of HGLB, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the ‘‘HSR Act’’), the rules of the Financial Industry Regulatory Authority (“FINRA”), the filing and recordation of the Merger Certificate as required by the NGCL, and as set forth on Schedule 2.6 of the HGLB Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a “Governmental Entity”) is necessary for the execution and delivery by HGLB and HBS of this Agreement or the consummation by HGLB and HBS of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on HGLB or HBS.

Except as set forth in Section 2.6 of the HGLB Disclosure Schedule, neither the execution, delivery and performance of this Agreement by HGLB and HBS nor the consummation by HGLB or HBS of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of HGLB or HBS, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which HGLB is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to HGLB or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on HGLB or HBS.

Section 2.7. No Default. Except as set forth in Section 2.7 of the HGLB Disclosure Schedule, neither HGLB nor HBS is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which HGLB is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to HGLB or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on HGLB or HBS. Except as set forth in Section 2.7 of the HGLB Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which HGLB is now a party or by which its respective properties or assets may be bound that is material to HGLB or HBS and that has not expired is in full force and effect and is not subject to any material default there under of which HGLB or HBS is aware by any party obligated to HGLB there under.

Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the HGLB Disclosure Schedule and except as and to the extent publicly disclosed by HGLB in the HGLB SEC Reports, as of February 28, 2011, HGLB does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of HGLB (including the notes thereto) or which would have a Material Adverse Effect on HGLB. Except as publicly disclosed by HGLB, since February 28, 2011, HGLB has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to HGLB having or which reasonably could be expected to have, a Material Adverse Effect on HGLB. Except as and to the extent publicly disclosed by HGLB in the HGLB SEC Reports and except as set forth in Section 2.8 of the HGLB Disclosure Schedule, since February 28, 2011, there has not been (i) any material change by HGLB in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by HGLB of any of its assets having a Material Adverse Effect on HGLB, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

Section 2.9. Litigation. Except as publicly disclosed by HGLB in the HGLB SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of HGLB, threatened against HGLB or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on HGLB or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by HGLB in the HGLB SEC Reports, HGLB is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on HGLB or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 2.10. Compliance with Applicable Law. Except as publicly disclosed by HGLB in the HGLB SEC Reports, HGLB and HBS hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “HGLB Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on HGLB. Except as publicly disclosed by HGLB in the HGLB SEC Reports, HGLB is in compliance with the terms of the HGLB Permits, except where the failure to so comply would not have a Material Adverse Effect on HGLB. Except as publicly disclosed by HGLB in the HGLB SEC Reports, the business of HGLB is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on HGLB. Except as publicly disclosed by HGLB in the HGLB SEC Reports, no investigation or review by any Governmental Entity with respect to HGLB is pending or, to the knowledge of HGLB, threatened, nor, to the knowledge of HGLB, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which HGLB reasonably believes will not have a Material Adverse Effect on HGLB.

Section 2.11. Employee Benefit Plans; Labor Matters.

(a) Except as set forth in Section 2.11(a) of the HGLB Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to at any time by HGLB or any entity required to be aggregated with HGLB pursuant to Section 414 of the Code (each, a “HGLB Employee Plan”), no event has occurred and to the knowledge of HGLB, no condition or set of circumstances exists in connection with which HGLB could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on HGLB.

(b) (i) No HGLB Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each HGLB Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 2.11(c) of the HGLB Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any HGLB Stock Options, together with the number of HGLB Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section

2.11(c) of the HGLB Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. HGLB has furnished RITEWIRE with complete copies of the plans pursuant to which the HGLB Stock Options were issued. Other than the automatic vesting of HGLB Stock Options that may occur without any action on the part of HGLB or its officers or directors, HGLB has not taken any action that would result in any HGLB Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) HGLB has made available to RITEWIRE (i) a description of the terms of employment and compensation arrangements of all officers of HGLB and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating HGLB to make annual cash payments in an amount exceeding $2,000; (iii) a schedule listing all officers of HGLB who have executed a non-competition agreement with HGLB and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of HGLB with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of HGLB with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.11(d) of the HGLB Disclosure Schedule.

(e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any HGLB Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of HGLB, threatened, between HGLB and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on HGLB. Neither HGLB nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by HGLB or any of its subsidiaries (and neither HGLB nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does HGLB know of any activities or proceedings of any labor union to organize any of its or its subsidiaries employees. HGLB has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

Section 2.12. Environmental Laws and Regulations.

(a) Except as publicly disclosed by HGLB in the HGLB SEC Reports, (i) HGLB is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), except for non-compliance that would not have a Material Adverse Effect on HGLB, which compliance includes, but is not limited to, the possession by HGLB of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) HGLB has not received written notice of, or, to the knowledge of HGLB, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an “Environmental Claim”) that could reasonably be expected to have a Material Adverse Effect on HGLB; and (iii) to the knowledge of HGLB, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as publicly disclosed by HGLB, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on HGLB that are pending or, to the knowledge of HGLB, threatened against HGLB or, to the knowledge of HGLB, against any person or entity whose liability for any Environmental Claim HGLB has or may have retained or assumed either contractually or by operation of law.

Section 2.13. Tax Matters.

(a) Except as set forth in Section 2.13 of the HGLB Disclosure Schedule: (i) HGLB has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of HGLB and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to HGLB have been paid in full or have been provided for in accordance with GAAP on HGLB’s most recent balance sheet which is part of the HGLB SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to HGLB; (iv) to the knowledge of HGLB none of the Tax Returns of or with respect to HGLB is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to HGLB which has not been abated or paid in full.

(b) For purposes of this Agreement, (i) “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) “Tax Return” shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

Section 2.14. Title to Property. HGLB has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on HGLB; and, to HGLB’s knowledge, all leases pursuant to which HGLB leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of HGLB, under any of such leases, any existing material default or event of default (or event which with the giving of notice or lapse of time, or both, would constitute a default and in respect of which HGLB has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on HGLB.

Section 2.15. Intellectual Property.

(a) HGLB owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefore that are material to its business as currently conducted (the “HGLB Intellectual Property Rights”).

(b) The validity of the HGLB Intellectual Property Rights and the title thereto of HGLB is not being questioned in any litigation to which HGLB is a party.

(c) Except as set forth in Section 2.15(c) of the HGLB Disclosure Schedule, the conduct of the business of HGLB as now conducted does not, to HGLB’s knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any HGLB Intellectual Property Rights.

(d) HGLB has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where HGLB has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 2.16. Insurance. HGLB currently does not maintain general liability and other business insurance.

Section 2.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding HBS Shares are the only vote of the holders of any class or series of HBS’s capital stock and HGLB necessary to approve and adopt this Agreement and the Merger.

Section 2.18. Tax Treatment. Neither HGLB or HBS nor, to the knowledge of HGLB or HBS, any of their affiliates have taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 2.19. Affiliates. Except for the directors and executive officers of HGLB, each of whom is listed in Section 2.19 of the HGLB Disclosure Schedule, there are no persons who, to the knowledge of HGLB, may be deemed to be affiliates of HGLB under Rule 1-02(b) of Regulation S-X of the SEC (the “HGLB Affiliates”).

Section 2.20. Certain Business Practices. None of HGLB or HBS or any directors, officers, agents or employees of HGLB or HBS has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign

 Corrupt Practices Act of 1977, as amended (the “FCPA”), or (iii) made any other unlawful payment.

Section 2.21. Insider Interests. Except as set forth in Section 2.21 of the HGLB Disclosure Schedule, no officer or director of HGLB has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or HGLB Intellectual Property Rights, used in or pertaining to the business of HGLB, except for the ordinary rights of a stockholder or employee stock option-holder.

Section 2.22. Opinion of Financial Adviser. No financial adviser has been engaged to assist HGLB in reference to this transaction, nor are there any fees or commissions obligated to any third party.

Section 2.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HGLB or HBS.

Section 2.24. Disclosure. No representation or warranty of HGLB or HBS in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to RITEWIRE pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 2.25. No Existing Discussions. As of the date hereof, HGLB is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

Section 2.26. Material Contracts.

(a) HGLB and HBS have delivered or otherwise made available to RITEWIRE true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which either HGLB and HBS is a party affecting the obligations of any party there under) to which either HGLB or HBS is a party or by which any of their respective properties or assets are bound that are, material to the business, properties or assets of HGLB or HBS taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of HGLB or HBS taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which HGLB is a party involving employees of HGLB); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since February 28, 2011; (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the “HGLB Contracts”). Neither HGLB nor HBS is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the HGLB Contracts is valid and enforceable in accordance with its terms, and there is no default, other than what has been previously disclosed in HGLB’s SEC reports, under any HGLB Contract so listed either by HGLB or HBS or, to the knowledge of HGLB or HBS, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default there under by HGLB or HBS or, to the knowledge of HGLB or HBS, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on HGLB or HBS.

(c) No party to any such HGLB Contract has given notice to HGLB of or made a claim against HGLB or HBS with respect to any breach or default there under, other than what has been previously disclosed in HGLB’s SEC reports, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on HGLB or HBS.

ARTICLE 3

Representations and Warranties of RITEWIRE

Except as set forth on the Disclosure Schedule delivered by RITEWIRE to HGLB (the “RITEWIRE Disclosure Schedule”), RITEWIRE hereby represents and warrants to HGLB as follows:

Section 3.1. Organization and Qualification.

(a) RITEWIRE is duly organized, validly existing and will be in good standing under the laws of the jurisdiction of its incorporation (Nevada) or organization prior to Close, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on RITEWIRE. When used in connection with RITEWIRE, the term “Material Adverse Effect’’ means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of RITEWIRE, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any business in which RITEWIRE is engaged, or (ii) that may impair the ability of RITEWIRE to consummate the transactions contemplated hereby.

(b) RITEWIRE has heretofore delivered to HGLB accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of RITEWIRE. RITEWIRE is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on RITEWIRE.

Section 3.2. Capitalization of RITEWIRE.

(a) As of the date of this Agreement, the authorized capital stock of RITEWIRE consists of; (i) Seventy-five Thousand (75,000) RITEWIRE Common Shares, no par value per share, of which, Forty Thousand (40,000) common Shares were issued and were outstanding. All of the outstanding RITEWIRE Shares have been duly authorized and validly issued, and are fully paid, non-assessable and free of preemptive rights.

(b) Except as set forth in Section 3.2(b) of the RITEWIRE Disclosure Schedule, between January 1, 2011 and the date hereof, no shares of RITEWIRE’s capital stock have been issued and no RITEWIRE Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of RITEWIRE, (ii) securities of RITEWIRE convertible into or exchangeable for shares of capital stock or voting securities of RITEWIRE, (iii) options or other rights to acquire from RITEWIRE, or obligations of RITEWIRE to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of RITEWIRE, or (iv) equity equivalents, interests in the ownership or earnings of RITEWIRE or other similar rights (collectively, “RITEWIRE Securities”). As of the date hereof, there are no outstanding obligations of RITEWIRE to repurchase, redeem or otherwise acquire any RITEWIRE Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which RITEWIRE is a party or by which it is bound relating to the voting or registration of any shares of capital stock of RITEWIRE.

(c) Except as set forth in Section 3.2(c) of the RITEWIRE Disclosure Schedule, there are no securities of RITEWIRE convertible into or exchangeable for, no options or other rights to acquire from RITEWIRE, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of RITEWIRE.

(d) The RITEWIRE Shares constitute the only class of equity securities of RITEWIRE.

Section 3.3. Authority Relative to this Agreement; Recommendation.

(a) RITEWIRE has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of RITEWIRE (the “RITEWIRE Board”), and no other corporate proceedings on the part of RITEWIRE are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding RITEWIRE Shares. This Agreement has been duly and validly executed and delivered by RITEWIRE and constitutes a valid, legal and binding agreement of RITEWIRE, enforceable against RITEWIRE in accordance with its terms.

(b) The RITEWIRE Board has resolved to recommend that the stockholders of RITEWIRE approve and adopt this Agreement.

Section 3.4. SEC Reports; Financial Statements. RITEWIRE is not required to file forms, reports and documents with the SEC.

Section 3.5. Information Supplied. None of the information supplied or to be supplied by RITEWIRE for inclusion or incorporation by reference to the 8-K will, at the time the 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.6. Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the RITEWIRE Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of FINRA, and the filing and recordation of the Merger Certificate as required by the NGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by RITEWIRE of this Agreement or the consummation by RITEWIRE of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on RITEWIRE.

Neither the execution, delivery and performance of this Agreement by RITEWIRE nor the consummation by RITEWIRE of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws (or similar governing documents) of RITEWIRE, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which RITEWIRE is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to RITEWIRE or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on RITEWIRE.

Section 3.7. No Default. RITEWIRE is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which RITEWIRE is now a party or by which it or any of its properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to RITEWIRE, or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on RITEWIRE. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which RITEWIRE is now a party or by which it or any of its properties or assets may be bound that is material to RITEWIRE taken as a whole and that has not expired is in full force and effect and is not subject to any material default there under of which RITEWIRE is aware by any party obligated to RITEWIRE there under.

Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed by RITEWIRE, RITEWIRE has not had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of RITEWIRE (including the notes thereto) or which would have a Material Adverse Effect on RITEWIRE. Except as disclosed by RITEWIRE, RITEWIRE has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to RITEWIRE having or which could reasonably be expected to have, a Material Adverse Effect on RITEWIRE. Except as and to the extent disclosed by RITEWIRE there has not been (i) any material change by RITEWIRE in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by RITEWIRE of any of its assets having a Material Adverse Effect on RITEWIRE, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

Section 3.9. Litigation. Except as set forth in Schedule 3.9 of the RITEWIRE Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of RITEWIRE, threatened against RITEWIRE or any of its properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on RITEWIRE or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by RITEWIRE, RITEWIRE is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on RITEWIRE or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 3.10. Compliance with Applicable Law. Except as disclosed by RITEWIRE, RITEWIRE holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the “RITEWIRE Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on RITEWIRE. Except as disclosed by RITEWIRE, RITEWIRE is in compliance with the terms of the RITEWIRE Permits, except where the failure so to comply would not have a Material Adverse Effect on RITEWIRE. Except as disclosed by RITEWIRE, the businesses of RITEWIRE is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on RITEWIRE. Except as disclosed by RITEWIRE no investigation or review by any Governmental Entity with respect to RITEWIRE is pending or, to the knowledge of RITEWIRE, threatened, nor, to the knowledge of RITEWIRE, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which RITEWIRE reasonably believes will not have a Material Adverse Effect on RITEWIRE.

Section 3.11. Employee Benefit Plans; Labor Matters.

(a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA), maintained or contributed to at any time by RITEWIRE or any entity required to be aggregated with RITEWIRE pursuant to Section 414 of the Code (each, a “RITEWIRE Employee Plan”), no event has occurred and, to the knowledge of RITEWIRE, no condition or set of circumstances exists in connection with which RITEWIRE could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on RITEWIRE.

(b) (i) No RITEWIRE Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each RITEWIRE Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 3.11(c) of the RITEWIRE Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any RITEWIRE Stock Options, together with the number of RITEWIRE Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the RITEWIRE Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. RITEWIRE has furnished HGLB with complete copies of the plans pursuant to which the RITEWIRE Stock Options were issued. Other than the automatic vesting of RITEWIRE Stock Options that may occur without any action on the part of RITEWIRE or its officers or directors, RITEWIRE has not taken any action that would result in any RITEWIRE Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) RITEWIRE has made available to HGLB (i) a description of the terms of employment and compensation arrangements of all officers of RITEWIRE and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating RITEWIRE to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of RITEWIRE who have executed a non-competition agreement with RITEWIRE and a copy of each such agreement currently in effect; (iv) copies (or descriptions)

 of all severance agreements, programs and policies of RITEWIRE with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the RITEWIRE with or relating to its employees which contain change in control provisions.

(e) Except as disclosed in Section 3.11(e) of the RITEWIRE Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any RITEWIRE Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of RITEWIRE threatened, between RITEWIRE and any of its employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on RITEWIRE. RITEWIRE is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by RITEWIRE (and RITEWIRE does not have any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does RITEWIRE know of any activities or proceedings of any labor union to organize any of its or employees. RITEWIRE has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its employees.

Section 3.12. Environmental Laws and Regulations.

(a) Except as disclosed by RITEWIRE, (i) RITEWIRE is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on RITEWIRE, which compliance includes, but is not limited to, the possession by RITEWIRE of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) RITEWIRE has not received written notice of, or, to the knowledge of RITEWIRE, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on RITEWIRE; and (iii) to the knowledge of RITEWIRE, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as disclosed by RITEWIRE, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on RITEWIRE that are pending or, to the knowledge of RITEWIRE, threatened against RITEWIRE or, to the knowledge of RITEWIRE, against any person or entity whose liability for any Environmental Claim RITEWIRE has or may have retained or assumed either contractually or by operation of law.

Section 3.13. Tax Matters. Except as set forth in Section 3.13 of the RITEWIRE Disclosure Schedule: (i) RITEWIRE has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of RITEWIRE and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to RITEWIRE have been paid in full or have been provided for in accordance with GAAP on RITEWIRE’s most recent balance sheet; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to RITEWIRE; (iv) to the knowledge of RITEWIRE none of the Tax Returns of or with respect to RITEWIRE is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to RITEWIRE which has not been abated or paid in full.

Section 3.14. Title to Property. RITEWIRE has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on RITEWIRE; and, to RITEWIRE’s knowledge, all leases pursuant to which RITEWIRE leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of RITEWIRE, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which RITEWIRE has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on RITEWIRE.

Section 3.15. Intellectual Property.

(a) RITEWIRE owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications there for that are material to its business as currently conducted (the “RITEWIRE Intellectual Property Rights”).

(b) Except as set forth in Section 3.15(b) of the RITEWIRE Disclosure Schedule the validity of the RITEWIRE Intellectual Property Rights and the title thereto of RITEWIRE, as the case may be, is not being questioned in any litigation to which RITEWIRE is a party.

(c) The conduct of the business of RITEWIRE as now conducted does not, to RITEWIRE’s knowledge, infringe any valid patents, trademarks, trade-names, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any RITEWIRE Intellectual Property Rights.

(d) RITEWIRE has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where RITEWIRE has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 3.16. Insurance. RITEWIRE currently does not maintain general liability and other business insurance.

Section 3.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding RITEWIRE Shares is the only vote of the holders of any class or series of RITEWIRE’s capital stock necessary to approve and adopt this Agreement and the Merger.

Section 3.18. Tax Treatment. Neither RITEWIRE nor, to the knowledge of RITEWIRE, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 3.19. Affiliates. Except for the directors and executive officers of RITEWIRE, each of whom is listed in Section 3.19 of the RITEWIRE Disclosure Schedule, there are no persons who, to the knowledge of RITEWIRE, may be deemed to be affiliates of RITEWIRE under Rule 1-02(b) of Regulation S-X of the SEC (the “RITEWIRE Affiliates”).

Section 3.20. Certain Business Practices. None of RITEWIRE, or any of the RITEWIRE directors, officers, agents or employees has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

Section 3.21. Insider Interests. Except as set forth in Section 3.21 of the RITEWIRE Disclosure Schedule, no officer or director of RITEWIRE has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or RITEWIRE Intellectual Property Rights, used in or pertaining to the business of RITEWIRE, except for the ordinary rights of a stockholder or employee stock option holder.

Section 3.22. Opinion of Financial Adviser. No financial adviser has been engaged to assist RITEWIRE in reference to this transaction, nor are there any fees or commissions obligated to any third party.

Section 3.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of RITEWIRE.

Section 3.24. Disclosure. No representation or warranty of RITEWIRE in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to HGLB pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 3.25. No Existing Discussions. As of the date hereof, RITEWIRE is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

Section 3.26. Material Contracts.

(a) RITEWIRE has delivered or otherwise made available to HGLB true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which RITEWIRE is a party affecting the obligations of any party there under) to which RITEWIRE is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of RITEWIRE taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of RITEWIRE taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which RITEWIRE is a party involving employees of RITEWIRE); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise. (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the “RITEWIRE Contracts”). RITEWIRE is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the RITEWIRE Contracts is valid and enforceable in accordance with its terms, and there is no default under any RITEWIRE Contract so listed either by RITEWIRE or, to the knowledge of RITEWIRE, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default there under by RITEWIRE or, to the knowledge of RITEWIRE, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on RITEWIRE.

(c) No party to any such RITEWIRE Contract has given notice to RITEWIRE of or made a claim against RITEWIRE with respect to any breach or default there under, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on RITEWIRE.

ARTICLE 4

Covenants

Section 4.1. Conduct of Business of HGLB. Except as contemplated by this Agreement or as described in Section 4.1 of the HGLB Disclosure Schedule, during the period from the date hereof to the Effective Time, HGLB will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the HGLB Disclosure Schedule, prior to the Effective Time, HGLB will not, without the prior written consent of RITEWIRE:

(a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(b) amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents.

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities; except as set forth herein;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of HGLB (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of HGLB; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent HGLB from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2010 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2010 in amounts previously disclosed to RITEWIRE (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to HGLB);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business or as a result of the Closing Conditions of this Merger Agreement that have been described in the agreement);

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to HGLB; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to HGLB;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby beyond those described as Closing Conditions to this agreement, or (ii) the settlement or compromise of which could have a Material Adverse Effect on HGLB;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of HGLB contained in this Agreement untrue or incorrect.

Section 4.2. Conduct of Business of RITEWIRE. Except as contemplated by this Agreement or as described in Section 4.2 of the RITEWIRE Disclosure Schedule during the period from the date hereof to the Effective Time, RITEWIRE will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the RITEWIRE Disclosure

Schedule, prior to the Effective Time, RITEWIRE will not, without the prior written consent of HGLB:

(a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

 (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, re-capitalization or other reorganization of RITEWIRE (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of RITEWIRE; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent RITEWIRE from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2010 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2010 in amounts previously disclosed to HGLB (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to RITEWIRE);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to RITEWIRE; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to RITEWIRE;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on RITEWIRE;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of RITEWIRE contained in this Agreement untrue or incorrect.

Section 4.3. Preparation of 8-K. RITEWIRE and HGLB shall promptly prepare and file with the SEC a Current Report on Form 8-K within four (4) days of the Effective Time of this Agreement disclosing the Merger, if required by counsel.

Section 4.4. Other Potential Acquirers.

(a) RITEWIRE and HGLB, and their respective affiliates, officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

Section 4.5. Meetings of Stockholders. RITEWIRE shall take all actions necessary, in accordance with the respective General Corporation Law of its respective state, and its respective articles of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders, or receive a written majority consent of its respective stockholders, as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the NGCL and its charter and bylaws, in the case of HBS and the General Corporation Law of its respective state, and its charter and bylaws, in the case of RITEWIRE. HBS and RITEWIRE will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters. It is not anticipated that HGLB will require a stockholder meeting for approval of this Agreement.

Section 4.6. FINRA OTC:BB Listing. The parties shall use all reasonable efforts to continue to cause the HGLB Shares, subject to Rule 144, to be traded on the Over-the-Counter Bulletin Board.

Section 4.7. Access to Information.

(a) Between the date hereof and the Effective Time, HGLB will give RITEWIRE and its authorized representatives, and RITEWIRE will give HGLB and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

(b) Between the date hereof and the Effective Time, HGLB shall make available to RITEWIRE, and RITEWIRE will make available to HGLB, within 25 business days after the end of each quarter, quarterly statements prepared by such party (in conformity with its past practices) as of the last day of the period then ended.

(c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

Section 4.8. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, RITEWIRE, HBS and HGLB agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the

RITEWIRE and HBS stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 4.9. Employee Benefits; Stock Option and Employee Purchase Plans. It is the parties’ present intent to provide after the Effective Time to employees of RITEWIRE employee benefit plans (other than stock option or other plans involving the potential issuance of securities of HGLB) which, in the aggregate, are not less favorable than those currently provided by RITEWIRE. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the parties to continue any specific employee benefit plans.

Section 4.10. Public Announcements. RITEWIRE and HGLB will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any quotation requirements with FINRA Over-the-Counter Bulletin Board (OTC:BB) as determined by RITEWIRE or HGLB.

Section 4.11. Indemnification.

(a) To the extent, if any, not provided by an existing right under one of the parties’ directors and officers liability insurance policies, from and after the Effective Time, HGLB and HBS shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an “Indemnified Party” and, collectively, the ‘‘Indemnified Parties”) against all losses, expenses (including reasonable attorneys’ fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) HGLB shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to HGLB, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NGCL or its certificate of incorporation or bylaws, (ii) HGLB will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the NGCL and HGLB’s certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to HGLB and the Indemnified Party; provided, however, that HGLB shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, conflict on any significant issue between positions of any two or more Indemnified Parties.

 (b) In the event HGLB or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of HGLB shall assume the obligations set forth in this Section 4.11.

(c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of HGLB and RITEWIRE and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in HGLB’s and RITEWIRE’s certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

(d) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Section 4.12. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 5

Conditions to Consummation of the Merger

Section 5.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of HBS and RITEWIRE;

(b) this Agreement shall have been approved and adopted by the Board of Directors of HGLB, HBS and RITEWIRE;

(c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

(d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

Section 5.2. Conditions to the Obligations of HGLB and HBS. The obligation of HGLB and HBS to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of RITEWIRE contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on RITEWIRE) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing RITEWIRE shall have delivered to HGLB a certificate to that effect;

(b) each of the covenants and obligations of RITEWIRE to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing RITEWIRE shall have delivered to HGLB a certificate to that effect;

 (c) RITEWIRE shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of RITEWIRE under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of HGLB, individually or in the aggregate, have a Material Adverse Effect on RITEWIRE;

(d) RITEWIRE shall have obtained the cancellation of all options, warrants, or other agreements relating to the right to receive securities of RITEWIRE, except as such rights are set forth in the RITEWIRE schedules as attached hereto;

(f) RITEWIRE shall have provided HGLB with audited financial statements for the years ended December 31, 2009 and December 31, 2010 or any shorter period thereof in compliance with SEC Rule SX;  and,

(g) there shall have been no events, changes or effects with respect to RITEWIRE having or which could reasonably be expected to have a Material Adverse Effect on RITEWIRE.

Section 5.3. Conditions to the Obligations of RITEWIRE. The respective obligations of RITEWIRE to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of HGLB and HBS contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on HGLB) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing HGLB shall have delivered to RITEWIRE a certificate to that effect;

(b) each of the covenants and obligations of HGLB to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing HGLB shall have delivered to RITEWIRE a certificate to that effect; and

(c) there shall have been no events, changes or effects with respect to HGLB having or which could reasonably be expected to have a Material Adverse Effect on HGLB.

ARTICLE 6

Termination; Amendment; Waiver

Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by HBS’s or RITEWIRE’s stockholders:

(a) by mutual written consent of HGLB and RITEWIRE;

(b) by RITEWIRE or HGLB if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become non-appealable or (ii) the Merger has not been consummated by ; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

(c) by HGLB if (i) there shall have been a breach of any representation or warranty on the part of RITEWIRE set forth in this Agreement, or if any representation or warranty of RITEWIRE shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by May 20, 2011 (or as otherwise extended), (ii) there shall have been a breach by RITEWIRE of any of their respective covenants or agreements hereunder having a Material Adverse Effect on RITEWIRE or materially adversely affecting (or materially delaying) the consummation of the Merger, and RITEWIRE, as the case may be, has not cured such breach within 20 business days after notice by HGLB thereof, provided that HGLB has not breached any of its obligations hereunder, and (iii) RITEWIRE shall have failed to acquire the cancellation of any options, warrants, except as set forth in the disclosure schedule.

(d) by RITEWIRE if (i) there shall have been a breach of any representation or warranty on the part of HGLB or HBS set forth in this Agreement, or if any representation or warranty of HGLB or HBS shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by May 20, 2011 (or as otherwise extended), (ii) there shall have been a breach by HGLB or HBS of its covenants or agreements hereunder having a Material Adverse Effect on HGLB or materially adversely affecting (or materially delaying) the consummation of the Merger, and HGLB, as the case may be, has not cured such breach within twenty business days after notice by RITEWIRE thereof, provided that RITEWIRE has not breached any of its obligations hereunder, (iii) the HGLB Board shall have recommended to HBS’s stockholders a Superior Proposal, (iv) the HGLB Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders’ meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) RITEWIRE shall have failed to obtain the requisite vote of its stockholders or (vi) HBS shall have failed to obtain the requisite vote of its stockholders.

Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

Section 6.3. Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.4. Amendment. This Agreement may be amended by action taken by HGLB, HBS and RITEWIRE at any time before or after approval of the Merger by the stockholders of HBS and RITEWIRE (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 7

Miscellaneous

Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to RITEWIRE Inc.:
RITEWIRE Inc.
Rod Place
3202 W. March Lane
Suite C
Stockton, CA 95219

with a copy to:

if to HGLB:
Highland Business Services, Inc.
Wright Thurston
201 Avenida Fabricante, Suite 100
San Clemente, California 92672

if to HBS:
Wright Thurston
201 Avenida Fabricante, Suite 100
San Clemente, California 92672

with a copy to:

Stoecklein Law Group
Donald J. Stoecklein, Esq.
Suite 690
402 West Broadway
San Diego, California 92101
djs@slgseclaw.com

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflicts of law thereof.

Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

(a) “affiliate” means (except as otherwise provided in Sections 2.19, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “business day” means any day other than a day on which Nasdaq is closed;

(c) “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(d) “knowledge’’ or “known’’ means, with respect to any matter in question, if an executive officer of HGLB or its subsidiaries, or RITEWIRE, as the case may be, has actual knowledge of such matter;

(e) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

(f) “subsidiary” or “subsidiaries” of HGLB, RITEWIRE or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which HGLB, RITEWIRE or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of HGLB, RITEWIRE or any officer, director, employee, agent, representative or investor of any party hereto.

Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 7.12. Conflict Waiver. The parties to this Agreement acknowledge that Stoecklein Law Group has represented both parties to this Agreement prior to the introduction of the parties, and continues to represent both parties with respect to the terms and conditions of this Merger Transaction, and will continue to represent HGLB with its securities matters post Merger. In addition Stoecklein Law Group has a substantial economic interest in the transaction, which has been fully disclosed to both parties. Both parties acknowledge that a conflict does exist in the representation of the parties by Stoecklein Law Group, that both parties have been provided the opportunity to obtain independent counsel or advise on the terms and conditions of this Merger. All parties to this Merger, agree, upon the execution hereof to waive such conflict.

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

RITEWIRE:
RiteWire, Inc., a Nevada corporation

By: /s/ Rod Place
Rod Place
President

HGLB:
Highland Business Services, Inc.
a Nevada corporation

By: /s/ Wright Thurston
Wright Thurston
President

HBS:
HBS Sub Co
a Nevada corporation

By: /s/ Wright Thurston
Wright Thurston
President

HGLB DISCLOSURE SCHEDULE

Schedule 2.1 Organization                                                                See Amended Articles/Bylaws/Minutes

Schedule 2.2(a)

Schedule 2.2(c) Subsidiary	HBS – 100% owned

Schedule 2.6   Consents & Approvals                                             None Required – Board Approval of HGLB
Shareholder approval of HBS

Schedule 2.7    No Default                                                                  Not Applicable

Schedule 2.8    No Undisclosed Liability                                          None Exist

Schedule 2.9   Litigation                                                                      None Exist

Schedule 2.10 Compliance with Applicable Law                             Not Applicable

Schedule 2.11 Employee Benefit Plans                                             Section 2.11(a) Not Applicable – None Exist

Section 2.11(b) No Benefit Plans Exist

Section 2.11(c) No Options Exist

Section 2.11(d) No Agreements Exist

Schedule 2.12 Environmental Laws/ Regulations                           Not Applicable

Schedule 2.13 Tax Matters                                                                  None Exist

Schedule 2.14 Title to Property                                                           None Exist

Schedule 2.15 Intellectual Property                                                    None Exist

Schedule 2.16 Insurance                                                                      None Exist

Schedule 2.17  Vote Required                                                            See HBS Stockholder Meeting
Certificate
Directors Approval of HGLB

Schedule 2.18 Tax Treatment                                                              Not Applicable

Schedule 2.19 Affiliates                                                                       Wright Thurston

Schedule 2.20 Certain Business Practices                                                                 None Exist

Schedule 2.21 Insider Interest                                                                                    None Exist
        Wright Thurston

Schedule 2.22 Opinion of Financial Adviser                                                           Waived – None Exist

Schedule 2.23 Broker                                                                                       None Exist

Schedule 4.1 Conduct of Business                                                                            See Amended & Restated Articles

RITEWIRE DISCLOSURE SCHEDULE

Schedule 3.2(b) Subsidiary Stock                                                                           None Exist

Schedule 3.2(c) Capital Stock Rights                                                                     None Exist other than as in Articles

Schedule 3.2(d) Securities conversions                                                                 None Exist

Schedule 3.2 (f) Subsidiaries                                                                                    None Exist

Schedule 3.6  Consents & Approvals                                                   None Required other than Stockholders

Schedule 3.7  No Default                                                                                         Not Applicable

Schedule 3.8  No Undisclosed Liability                                                        None Exist

Schedule 3.9  Litigation                                                                                           None Exist

Schedule 3.10  Compliance with Applicable Law                                                Not Applicable

Schedule 3.11 Employee Benefit Plans                                                                  Section 3.11(c) No Options Exist

Section 3.11(e) No Agreements Exist

Schedule 3.12 Environmental Laws/ Regulations                                                Not Applicable

Schedule 3.13 Tax Matters                                                                               None Exist

Schedule 3.14 Title to Property                                                                              None Exist

Schedule 3.15(b) Intellectual Property                                                                   None Exist

Schedule 3.16 Insurance                                                                                  None Exist

Schedule 3.17 Vote Required                                                                                  See Stockholder Meeting Certificate

Schedule 3.18 Tax Treatment                                                                                  Not Applicable

Schedule 3.19 Affiliates                                                                                           Rod Place
                    Delani Place

Schedule 3.20 Certain Business Practices                                                            None Exist

Schedule 3.21 Insider Interest                                                                               Rod Place
                   Delani Place

Schedule 3.22 Opinion of Financial Adviser                                            Waived – None Exist

Schedule 2.23 Broker                                                                                   None Exist

Schedule 4.2 Conduct of Business                                                            See Amended & Restated Articles